UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 27, 2006
(Date of earliest event reported)

THINK PARTNERSHIP INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32442	87-0450450
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)

5 Revere Drive

Suite 510

Northbrook, Illinois  60062

(Address of Principal Executive Offices)

(847) 562-0177

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

Closing of Acquisition of Web Diversity Limited

On April 27, 2006, Think Partnership Inc. (the “Company”) entered into a share purchase agreement, pursuant to which it purchased all of the outstanding capital stock of Web Diversity Limited, a United Kingdom company in the business of paid search management and organic search. As consideration for the acquisition, the Company paid to the sole shareholder of Web Diversity $1 million in cash and issued to him 500,000 shares of the Company’s common stock, valued at $2.00 per share. The Company placed all of the shares of common stock in escrow as security for the shareholder’s obligation to return a portion of the stock consideration in the event that Web Diversity’s audited pre-tax earnings for any four consecutive calendar quarters during the 12 calendar quarter period beginning on July 1, 2006 and ending June 30, 2009 is less than $1 million. Further, the shareholder of Web Diversity may receive a cash earnout payment of up to $2 million based on pre-tax earnings of Web Diversity during the 12 calendar quarter period beginning on July 1, 2006. The Company granted to the shareholder of Web Diversity certain registration rights with respect to the shares of the Company’s common stock issued in connection with the acquisition. In addition, as more fully described in Item 3.02 below, the Company issued to the shareholder and a certain employee of Web Diversity warrants to purchase an aggregate of up to 90,000 shares of the Company’s common stock. The discussion of the various terms described herein is qualified in its entirety by the share purchase agreement which the Company has filed as Exhibit 10.1 to this Current Report on Form 8-K.

Execution of Agreement to Acquire iLead Media, Inc.

On April 27, 2006, the Company entered into an agreement to acquire iLead Media, Inc., a Utah corporation (“iLead”), through a merger. iLead is engaged in the business of online sales lead generation.

At the closing of the acquisition, the Company will pay to the shareholders of iLead, an aggregate of $9,206,720 in cash and issue to them an aggregate of 4,649,859 shares of the Company’s common stock valued at $1.98 per share. Further, the shareholders of iLead may receive earnout payments of up to $18 million in the aggregate based on the aggregate pre-tax earnings of iLead for the first 12 calendar quarters following the closing. To the extent earned, up to $9 million of the earnout payment will be paid in shares of the Company’s common stock valued at the average closing price per share for the last five trading days of the first twelve calendar quarters; and up to $9 million will be paid in cash, as such amount may be reduced by the bonus pool amount described herein. To the extent earned, the Company agreed to contribute to iLead cash in an amount equal to 5% of the earnout payment which will be used to fund a bonus pool for the pre-acquisition employees of iLead. Any amounts contributed to the bonus pool will serve to reduce the amount of the cash portion of the earnout payment on a dollar-for-dollar basis. Additionally, at the Company agreed to issue to the shareholders of iLead warrants to purchase an aggregate of up to 135,000 shares of the Company’s common stock at the closing of the acquisition. The shareholders will also be entitled to an additional cash payment of $250,000 if, at any time during the five month period after the closing, iLead’s unrestricted cash exceeds certain targets and at the same time its accounts receivable and cash exceed its liabilities by at least $1.00.

Pursuant to the acquisition agreement, the Company has agreed to, at the closing: (i) grant to the shareholders of iLead registration rights with respect to shares of the Company’s common stock issued as part of the consideration of the acquisition, including any earnout shares and shares acquired upon exercise of the warrants, pursuant to a definitive registration rights agreement, and (ii) enter into employment agreements with the three shareholders of iLead, who will become employees of the Company.

At the closing of the acquisition, the Company, Mr. Gerard M. Jacobs (the Company’s chief executive officer), and Mr. Brady Whittingham, a shareholder of iLead who owns approximately 80% of the capital stock of iLead, will enter into a voting agreement pursuant to which Mr. Whittingham will agree to (i) for a period of 18 months following the closing, vote all shares issued to him in connection with the acquisition, including any earnout shares and shares acquired upon the exercise of his warrants (“Covered Shares”), in favor of any proposal recommended by the Company’s board of directors and supported by Mr. Jacobs relating to the approval of any acquisition by the Company or issuance of shares in connection therewith, (ii) for so long as Mr. Whittingham owns any Covered Shares, vote all Covered Shares in favor any nominees for the Company’s board of directors recommended by the board of directors and supported by Mr. Jacobs, and not to vote any Covered Shares for board nominees that are not recommended by the board of directors and supported by Gerry Jacobs, (iii) for so long as Mr. Whittingham owns any Covered Shares, not vote any Covered Shares in favor of certain transactions that may result in a change of control of the Company unless the transaction is recommended by the board and supported by Mr. Jacobs, and (iv) enter into a standstill provision, under which Mr. Whittingham may not, so long as he owns any of the Covered Shares, participate in a variety of transactions, including transactions that would in general constitute or have the effect of causing an unsolicited takeover proposal of the Company. The voting agreement will not apply to any bona fide transferee who acquires Covered Shares from Mr. Whittingham for fair value in an arms length transaction.

The closing of the merger is subject to, among other things, the Company (i) raising the cash portion of the closing consideration, and (ii) obtaining the approval of the American Stock Exchange to list the shares issued to the iLead shareholders as part of the merger consideration. Additionally, iLead must demonstrate, that as of the closing date, iLead has aggregate cash of at least $100,000 and its receivables with an age of less than 60-days exceeds its liabilities by at least $250,000. The agreement will terminate if the closing does not occur by May 27, 2006. As a result, there can be no assurances that the Company will be able to complete the acquisition of iLead in accordance with the terms described herein, if at all.

The discussion of the various terms described herein is qualified in its entirety by the acquisition agreement which the Company has filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 3.02                                             Unregistered Sales of Equity Securities

As more fully described in Item 1.01 above, on April 27, 2006, the Company issued to the sole shareholder of Web Diversity 500,000 shares of the Company’s common stock in connection with the Company’s acquisition of Web Diversity. In addition, the Company issued to the shareholder and a certain employee of Web Diversity warrants to purchase an aggregate of up to 90,000 shares of the Company’s common stock. Warrants with respect to 30,000 shares have an exercise price of $3.50 per share; warrants with respect to 30,000 shares have an exercise price equal to the greater of 120% of the closing price per share of the Company’s common stock on the trading day immediately preceding April 27, 2007 and $3.50; and warrants with respect to 30,000 shares have an exercise price equal to the greater of 120% of the closing price per share of the Company’s common stock on the trading day immediately preceding April 27, 2008 and $3.50. The Company relied upon exemptions contained in Regulation S of the Securities Act to issue the shares without registration.

Additionally, on April 27, 2006, the Company entered into an agreement to acquire iLead Media, Inc. in consideration for cash, shares of the Company’s common stock, and warrants to purchase shares of the Company’s common stock, as more fully described in Item 1.01 above. The Company expects to rely upon exemptions contained in Regulation D promulgated under the Securities Act of 1933, as amended, to issue the shares of common stock and warrants to be issued at the closing of the iLead acquisition, without registration.

Item 9.01                                             Financial Statements and Exhibits

(a)                                  Financial Statements of the Businesses Acquired.

None.

(b)                                 Pro Forma Financial Information

None.

(d)                                 Exhibits

10.1                           Share Purchase Agreement by and among Think Partnership Inc. and James Banks, dated April 27, 2006.

10.2                           Agreement and Plan of Merger and Reorganization by and among the Company, iLead Acquisition Sub, Inc., THK, LLC, iLead Media, Inc., Brady Whittingham, David Nelson and Robert Seolas, dated as of April 27, 2006.

99.1                           Press Release dated May 1, 2006 announcing acquisition of Web Diversity Limited.

99.2                           Press Release dated May 2, 2006 announcing agreement to acquire iLead Media, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 2, 2006

THINK PARTNERSHIP INC.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	Chief Executive Officer